Exhibit 11.3

CONSENT OF DOORVEST INC.

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our valuation report dated April 16, 2021 related to the property located at 811 Spinnaker Court, Crosby, Texas 77532.

Doorvest Inc.

Signature:	/s/ Andrew Luong

Date:	9/15/21
Name:	Andrew Luong
Title:	Chief Executive Officer